Exhibit 10.1

HOME PROPERTIES, INC.
2011 STOCK BENEFIT PLAN

2013 RESTRICTED STOCK UNIT
MASTER AGREEMENT

This 2013 Restricted Stock Unit Master Agreement (the “Master Agreement”) relating to a grant (the “Award”) of Restricted Stock Units (as defined in the Home Properties, Inc. 2011 Stock Benefit Plan (the “Plan”)), dated as of the Effective Date set forth in the Award Certificate (the “Award Certificate”), is made by and between Home Properties, Inc. (together with its Subsidiaries, the “Company”) and each Participant.  The Award Certificate is included with and made part of the Master Agreement.  In the Master Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.

Section 1. Definitions.  For purposes of the Award, the following terms shall have the following meanings:

(a) “Award Certificate” means the certificate given to each Participant specifying the Effective Date, Performance Period, Service-Vested Component Number of RSUs, Performance-Vested Component Number of RSUs at Target, and the Performance Component Range of RSUs for that Participant’s Award.

(b) “Base Salary” means, with regard to any Participant, such Participant’s annual base compensation as an employee of the Company determined immediately prior to the beginning of the Performance Period, without regard to any bonus, pension, profit sharing, equity or other compensation which the Participant either receives or is otherwise entitled to have paid on his or her behalf.

(c) “Board” means the Board of Directors of Home Properties, Inc.

(d) “Cause” means with regard to any Participant, that the Participant’s employment by or other relationship with the Company has been terminated by written notice because: (i) of his or her conviction of a felony for a crime involving an act of fraud or dishonesty; (ii) of intentional acts or omissions on such Participant’s part causing material injury to the property or business of the Company; or (iii) the Participant shall have breached any material term of any employment agreement in place between the Participant and the Company and shall have failed to correct such breach within any grace period provided for in such agreement or a Participant shall have breached any material condition of employment and shall have failed to correct that breach within a reasonable period of time.  “Cause” for termination shall not include bad judgment or any act or omission reasonably believed by the Participant, in good faith, to have been in, or not opposed to, the best interests of the Company.

(e) “Disability” means the Participant’s inability to perform his or her normal required services for the Company for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Committee in good faith in its sole discretion.

(f) “Effective Date” means the Effective Date set forth in the Award Certificate.

(g) “Final Performance-Vested Number” means, with respect to any Participant, the earned portion of the Performance-Vested Component, expressed as a number of RSUs, as determined in accordance with the methodology set forth in Schedule A at the end of the Performance Period.

(h) “Home Properties TSR” means the compound annual growth rate, expressed as a percentage in the value of a share of Common Stock due to stock appreciation and dividends, assuming dividends are reinvested in accordance with the Home Properties’ Dividend Reinvestment Plan, during the Performance Period.  For this purpose, the “Beginning Stock Price” means the average closing sales prices of the Company’s Common Stock on the NYSE for the trading days in the month of December immediately preceding the beginning of the Performance Period; and, the “Ending Stock Price” means the average closing sales prices of the Company’s Common Stock on the NYSE for the trading days in the month immediately preceding and including the last day of a Performance Period (or such other period as the Committee may determine).  Where “Y” is the number of fractional sharesof Common Stock resulting from the deemed reinvestment of dividends paid during the Performance Period, the Home Properties TSR is calculated as follows:

(	Ending Stock Price x (1 + Y) Beginning Stock Price	)1/3	-1

(i) “Maximum Number” means the Maximum Number of RSUs pursuant to the applicable Performance Component Range of RSUs set forth in the applicable Award Certificate.

(j) “NAREIT Apartment Index TSR” means the compound annual growth rate in the value of the NAREIT Apartment Index during the Performance Period.  The NAREIT Apartment Index TSR is obtained from information publicly reported by the National Association of Real Estate Investment Trusts.

(k) “NAREIT All Equity REIT Index TSR” means the compound annual growth rate in the value of the NAREIT All Equity REIT Index during the Performance Period.  The NAREIT All Equity REIT Index TSR is obtained from information publicly reported by the National Association of Real Estate Investment Trusts.

(l) “Participant” means an Executive Officer of the Company to whom an Award of Restricted Stock Units has been granted under the Plan.

(m) “Performance Component Range” means, with regard to any Participant, the Threshold Number, Target Number and Maximum Number of Common Shares transferable under the Performance-Vested Component of an Award, each as set forth in a Participant’s Award Certificate.

(n) “Performance Goals” means the performance goal for each Performance Requirement, as set forth on Schedule A hereto.

(o) “Performance Period” means the three-year period specified in the Award Certificate.

(p) “Performance Requirements” means the performance requirements set forth on the Schedule A hereto.

(q) “Performance-Vested Component” means the number of RSUs subject to the attainment of the Performance Requirements pursuant to Section 2(c).

(r) “Relative NAREIT Apartment Index TSR” means the comparison of the Home Properties TSR to the NAREIT Apartment Index TSR.

(s) “Relative NAREIT All Equity REIT Index TSR” means the comparison of the Home Properties TSR to the NAREIT All Equity REIT Index TSR.

(t) “Retirement” means the Participant’s Termination of Employment with the Company, other than for Cause, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of years of the Participant’s employment and other business relationships with the Company and any predecessor company, and (ii) the Participant’s age on the date of termination, provided that the Participant is at least 58 years old.

(u) “RSU” means a Restricted Stock Unit.

(v) “Service-Vested Component” means the number of RSUs subject to the attainment of Service Goals pursuant to Section 2(b).

(w) “Target Number” means the Target Number of RSUs pursuant to the applicable Performance Component Range of RSUs set forth in the applicable Award Certificate.

(x) “Termination of Employment” means a “separation from service” of a Participant from the Company, as defined under Section 409A.

(y) “Threshold Number” means the Threshold Number of RSUs pursuant to the applicable Performance Component Range of RSUs set forth in the applicable Award Certificate.

(z) “Vesting Date” means the Service Vesting Date, as defined in Section 2(b), with respect to the Service-Vested Component, or the Performance Vesting Date, as defined in Section 2(c), with respect to the Performance-Vested Component.

Section 2. Grant of RSUs.

(a) Award of Restricted Stock Units.  The Company grants to the Participant named in the Award Certificate an Award of the Service-Vested Component number of RSUs and the opportunity to earn the Performance-Vested Component Range of RSUs, as specified in the Award Certificate.

(b) Service-Vested Component.

(i) Vesting.  Subject to Section 3, one-third of the Service-Vested Component number of RSUs shall vest on each of the first, second and third anniversaries of the Effective Date (each, a “Service Vesting Date”), provided that the Participant remains in the continuous employment with the Company through each Service Vesting Date.

(ii) Payment.  Pursuant to Section 2(d), the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the Participant as soon as administratively practicable following each Service Vesting Date, but in no event later than the later of (A) the end of the calendar year in which the Service Vesting Date occurs; or (B) the 15th day of the third month following the Service Vesting Date; provided, however, that the Participant is not permitted, directly or indirectly, to designate the year of payment.

(c) Performance-Vested Component.

(i) Vesting.  Subject to Section 3, the Final Performance-Vested number of RSUs shall be reviewed and approved by the Committee in accordance with the methodology set forth in Schedule A, and shall vest on either the last day of the Performance Period or the one-year anniversary of the last day of the Performance Period, as set forth below; provided, that the Participant remains in the continuous employment with the Company through such date (the “Performance Vesting Date”).

(ii) Payment.  The Final Performance-Vested Number of RSUs shall be transferred to a Participant as follows:

(A) pursuant to Section 2(d), fifty percent of the shares of Common Stock underlying the Final Performance-Vested Number of RSUs shall be transferred to the Participant as soon as administratively practicable following the Performance Vesting Date, but in no event earlier than January 1 or later than December 31 of the year following the year in which the Performance Period ends; and

(B) pursuant to Section 2(d), the remaining fifty percent of the shares of Common Stock underlying the Final Performance-Vested Number of RSUs shall be transferred to the Participant as soon as administratively practicable following the one-year anniversary of the end of the Performance Period provided that the Participant remains in the continuous employment with the Company through such date, and shall in all instances be transferred  to the Participant no earlier than January 1 or later than December 31 of the second year following the year in which the Performance Period ends.

(d) Issuance of Common Stock.

(i) Conversion of RSUs.  No shares of Common Stock shall be issued to a Participant prior to the applicable Vesting Date.  After an RSU vests, the Company shall promptly cause to be registered in Participant’s name or in the name of the executor or personal representative of the Participant’s estate, as the case may be, one share of Common Stock in payment for each vested RSU.  For purposes of the Award, the date on which vested RSUs are converted into Common Stock shall be referred to as the “Conversion Date.”

(ii) Fractional RSUs.  In the event a Participant is vested in a fractional portion of RSUs, such portion shall be rounded down to the nearest whole number.

Section 3. Effects of Certain Events.

(a) General.  Subject to Sections 3(b) through 3(g), in the event that a Participant’s employment with the Company is terminated prior to the applicable Vesting Date, all unvested RSUs subject to the Award are automatically forfeited.

(b) Death.  In the event of a Participant’s Death prior to the applicable Vesting Date, such Participant shall:

(i) immediately vest in all of his or her Service-Vested RSUs; provided, however, that such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Service-Vested Component of the Award; and

(ii) immediately vest in the greater of (1) the Target Number of Participant’s Performance-Vested RSUs, or (2) a pro-rata number of the Performance-Vested RSUs based on the performance from the commencement of the Performance Period through the date of Termination of Employment; provided, however, such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Performance-Vested Component of the Award.

Pursuant to Section 2(d), the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the executor or personal representative of the Participant’s estate by the end of the calendar year in which the Participant died, or, if later, the 15th day of the third month following the date of the Participant’s death.

(c) Disability.  In the event of a Participant’s Termination of Employment due to Disability prior to the applicable Vesting Date, such Participant shall:

(i) immediately vest in all of his or her Service-Vested RSUs; provided, however, that such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Service-Vested Component of the Award; and

(ii) immediately vest in the greater of (1) the Target Number of Participant’s Performance-Vested RSUs, or (2) a pro-rata number of the Performance-Vested RSUs based on the performance from the commencement of the Performance Period through the date of Termination of Employment; provided, however, such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Performance-Vested Component of the Award.

Pursuant to Section 2(d), the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the Participant as soon as practicable following the Participant’s Termination of Employment due to Disability, but in no event later than 90 days thereafter.

(d) Retirement.  In the event of a Participant’s Retirement prior to the applicable Vesting Date:

(A) the restrictions on the Participant’s Service-Vested RSUs shall continue to lapse and such RSUs shall continue to vest in accordance with the vesting schedule for such Service-Vested RSUs as set forth in Section (b)(i); provided, however, that such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Service-Vested Component of the Award; and

(B) such Participant shall retain his or her right to vest in Participant’s Performance-Vested RSUs as if the Retirement had not occurred, with the number of RSUs that will vest at the end of the applicable Performance Period to be based on the performance during the entire Performance Period; provided, however, such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Performance-Vested Component of the Award.

Pursuant to Section 2(d), the entire number of the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the Participant as soon as practicable following the end of the applicable Performance Period, but in no event later than 90 days thereafter.

(e) Involuntary Termination of Employment without Cause.  Subject to Section 3(g), in the event of a Participant’s involuntary Termination of Employment without Cause prior to the applicable Vesting Date, such Participant shall:

(i) immediately vest in all of his or her Service-Vested RSUs; provided, however, that such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Service-Vested Component of the Award; and

(ii) immediately vest in the greater of (1) the Target Number of Participant’s Performance-Vested RSUs, or (2) a pro-rata number of the Performance-Vested RSUs based on the performance from the commencement of the Performance Period through the date of Termination of Employment; provided, however, such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Performance-Vested Component of the Award.

Pursuant to Section 2(d), the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the Participant within 30 days of the Participant’s Termination of Employment.

(f) Involuntary Termination for Cause.  In the event of a Participant’s involuntary Termination of Employment for Cause, all unvested RSUs subject to the Award, as well as any vested RSUs that have not yet been transferred to the Participant, are automatically forfeited as of the date of the Termination of Employment.

(g) Certain Terminations Following a Sale Event.  In the event of an involuntary Termination of Employment without Cause  (i) prior to the end of the Performance Period and (ii) within the 24-month period following the occurrence of a Sale Event, each Participant shall:

(i) become immediately 100% vested in the Service-Vested RSUs; provided, however, that such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Service-Vested Component of the Award; and

(ii) become immediately vested in the greater of (1) the Target Number of Participant’s Performance-Vested RSUs, or (2) a pro-rata number of the Performance-Vested RSUs based on the performance from the commencement of the Performance Period through the date of Termination of Employment; provided, however, the full number of Participant’s Performance Vested RSUs shall be accelerated to the extent that the underlying Performance Requirements have been met at the time of the Termination of Employment; provided further, however, such portion shall be reduced by the number of shares of Common Stock previously transferred to the Participant pursuant to the Performance-Vested Component of the Award.

Pursuant to Section 2(d), the applicable shares of Common Stock underlying the vested RSUs shall be transferred to the Participant within 30 days of the Participant’s Termination of Employment.

(h) Fractional Shares.  In determining the number of shares of Common Stock to be paid to a Participant (or his or her executor or personal representative) pursuant to this Section 3, such number shall be rounded down to the nearest whole number.

Section 4. Dividend Equivalent Rights.  In accordance with Section 8 of the Plan, each RSU granted under the Award shall have a Dividend Equivalent Right associated with it with respect to cash dividends on Common Stock that have a record date after the Effective Date and prior to the Conversion Date upon which the RSUs are settled for shares of Common Stock.

(a) Such Dividend Equivalent Rights shall be paid by crediting a hypothetical bookkeeping account for the Participant with an amount of cash equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of shares of Common Stock underlying the unsettled RSUs subject to the Award if such shares had been outstanding on the dividend record date.  A Participant’s Dividend Equivalent Rights account shall not be credited with interest or earnings.

(b) Any Dividend Equivalent Rights: (i) shall be subject to the same terms and conditions applicable to the RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in the Master Agreement; (ii) shall vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate; and (iii) will be denominated and payable solely in cash.  The payment of Dividend Equivalent Rights will be net of all applicable withholding taxes pursuant to Section 5(h).

Section 5. Miscellaneous.

(a) Administration.  The Award shall be administered by the Committee.  The Committee shall have authority to interpret the Award, the Award Certificate and the Master Agreement, to prescribe rules and regulations relating to the Award, the Award Certificate and the Master Agreement, to take any other actions it deems necessary or advisable for the administration of the Award, the Award Certificate and the Master Agreement and shall retain all general authority granted to it under Section 2.2 of the Plan.  At the end of the Performance Period, the Committee shall approve the Final Performance-Vested Number of RSUs awarded to a Participant under an Award, which shall be the Performance-Vested Component Number of RSUs.

(b) Amendment.  The terms of the Award, the Award Certificate and the Master Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of a Participant under any outstanding Award without the written consent of such Participant.

(c) Adjustments.  Upon the occurrence of certain events relating to the Company’s stock contemplated by Section 10.2 of the Plan (including, without limitation, any reorganization, recapitalization, reclassification, Common Stock dividend, Common Stock split, reverse Common Stock split or other similar transaction), the Committee shall make adjustments in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the Award.  No such adjustment shall be made with respect to any ordinary cash dividend paid on the Common Stock.  Furthermore, the Committee shall adjust the Performance Requirements referenced in Schedule A to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, or any other similar special circumstances.

(d) Participant is Unsecured General Creditor.  The Participant and the Participant’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company.  Assets of the Company shall not be held under any trust for the benefit of the Participant or the Participant’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Award, the Master Agreement or the Plan.  Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company.  The Company’s sole obligation under the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of the Award, the Master Agreement and the Plan.

(e) No Transferability; No Assignment.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the RSUs or the shares of Common Stock and/or amounts, if any, payable under the Award, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the RSUs or the shares of Common Stock and/or amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

(f) No Right to Continued Employment.  The terms and conditions of the Award, the Award Certificate, the Master Agreement and the Plan shall not be deemed to constitute a contract of employment between the Company and a Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement.  Nothing in the Award, the Award Certificate, the Master Agreement or the Plan shall be deemed to give a Participant the right to be retained in the service of the Company as an employee or to interfere with the right of the Company to discipline or discharge a Participant at any time.

(g) Limitation on Shareholder Rights.  A Participant shall have no rights as a shareholder of the Company, no dividend rights and no voting rights with respect to the RSUs and any shares of Common Stock underlying or issuable in respect of such RSUs until such shares of Common Stock are actually issued to and held of record by the Participant.  No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the shares of Common Stock.

(h) Tax Withholding.

(i) Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains the Participant’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the shares of Common Stock, the subsequent sale of shares of Common Stock acquired at vesting and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items.  Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Participant shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company.  In this regard, the Participant authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant with respect to the Award by withholding in shares of Common Stock otherwise issuable to the Participant, provided that the Company withholds only the amount of shares of Common Stock necessary to satisfy the minimum statutory withholding amount using the Fair Market Value of the shares of Common Stock on the Conversion Date.  Participant shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the Award that are not satisfied by the previously described method.  The Company may refuse to deliver the shares of Common Stock to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(i) Compensation Recovery Policy.  The compensation under the Award shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time.  For avoidance of doubt, compensation recovery rights to shares of Common Stock issued under the Award shall extend to any proceeds realized by the Participant upon the sale or other transfer of such shares of Common Stock.

(j) Section 409A Compliance.  The Award and the shares of Common Stock and amounts payable under the Award are intended to comply with the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants.  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.  Notwithstanding the terms of Section 3, to the extent that a distribution to a Participant who is a “Specified Employee” (as defined under Section 409A) at the time of his or her Termination of Employment (other than by reason of death or Disability, but including by reason of Retirement) is required to be delayed by six months pursuant to Section 409A, such distribution shall be made on the first day of the seventh month following the Participant’s Termination of Employment.  The Company shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(k) Section 280G of the Code.  In the event that the accelerated vesting of the RSUs or the amounts payable under the Award, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code.  Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A.  All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”).  The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant.  Notice must be given to the Accounting Firm within 15 business days after an event entitling the Participant to a payment under Section 3.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(l) Governing Law.  The implementation and interpretation of the Award and the Master Agreement shall be governed by and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law provisions thereof, except for mandatorily applicable provisions of Maryland law.

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HOME PROPERTIES, INC. 2011 STOCK BENEFIT PLAN

2012 RESTRICTED STOCK UNIT MASTER AGREEMENT

SCHEDULE A

The Committee has determined and specifies that the following shall apply to the Performance-Vested Component:

Section 1. Performance Requirements.  The Final Performance-Vested number awarded to the Participant at the end of the Performance Period is determined based on three Performance Requirements: (a) Home Properties TSR, (b) the Relative NAREIT All Equity REIT Index TSR and (c) the Relative NAREIT Apartment Index TSR.

Section 2. Weightings.  The respective weightings of the Performance Requirements set forth in Section 1(a) of this Schedule A applicable to the Performance-Vested Component are as follows:

Performance Requirement	Weighting
Home Properties TSR	50%
Relative NAREIT All Equity REIT Index TSR	25%
Relative NAREIT Apartment Index TSR	25%

Section 3. Performance Goals.  The Committee determines the applicable Performance Goals for each Performance Requirement, which are as follows:

Performance Requirements	Performance Goals
	Threshold	Target	Maximum
Home Properties TSR	7%	9%	11%
Relative NAREIT All Equity REIT Index TSR	Home Properties TSR is within 350 bps below the index return	Home Properties TSR is within 100 bps below or above the index return	Home Properties TSR is greater than 250 bps above the index return
Relative NAREIT Apartment Index TSR	Home Properties TSR is within 350 bps below the index return	Home Properties TSR is within 100 bps below or above the index return	Home Properties TSR is greater than 250 bps above the index return

Section 4. Actual Performance.  The Committee reviews and approves the actual Home Properties TSR, the Relative NAREIT All Equity REIT Index TSR and the Relative NAREIT Apartment Index TSR for the Performance Period.

Section 5. Performance Results.

(a) For each Performance Requirement, the number of RSUs that vest based on the achievement of that Performance Requirement’s Performance Goals at Threshold, at Target and at Maximum is the Performance Component Range of RSUs set forth in the Participant’s Award Certificate at Threshold, at Target and at Maximum, respectively, multiplied by that Performance Requirement’s Weighting, rounded down to the nearest whole number.

(b) In the event that the Company’s actual performance does not meet the Threshold for a Performance Requirement, no RSUs shall be earned for such Performance Requirement.

(c) If the Company’s actual performance for the Performance Period is between Threshold and Target for the Performance Requirement, the number of earned RSUs for that Performance Requirement shall be determined using straight line interpolation between the Threshold Number and the Target Number from the Participant’s Performance Component Range of RSUs set forth in the Participant’s Award Certificate, rounded down to the nearest whole number.

(d) If the Company’s actual performance for the Performance Period is between Target and Maximum for the Performance Requirement, the number of earned RSUs for that Performance Requirement shall be determined using straight line interpolation between the Target Number and the Maximum Number from the Participant’s Performance Component Range of RSUs set forth in the Participant’s Award Certificate, rounded down to the nearest whole number.

(e) If the Company’s actual performance for the Performance Period is above Maximum for a Performance Requirement, the number of earned RSUs shall be the Maximum Number from the Participant’s Performance Component Range of RSUs set forth in the Participant’s Award Certificate.

Section 6. Performance-Vested Component Number of RSUs.  The total number of the RSUs subject to the Performance-Vested Component shall be the sum of the number of RSUs that vest for each Performance Requirement.

EXAMPLE  (for illustration purposes only)

Suppose a Participant received an award and his or her Award Certificate provided for a Performance-Vested Component Number of RSUs at Target of 1,000, and a Performance Component Range of RSUs as follows:

Total Number	Target Number	Maximum Number
800	1,000	1,200

The Performance Requirements, Weightings and Performance Goals were as set forth above in this Schedule A.

Suppose the performance results for the Performance Period are as follows:

Performance Requirement	Performance Result	Level Achieved
Home Properties TSR	9%	Target
Relative NAREIT All Equity REIT Index TSR	Home Properties TSR is greater than 250 bps above the index return	Maximum
Relative NAREIT Apartment Index TSR	Home Properties TSR is within 350 bps below the index return	Threshold

Home Properties TSR Performance Requirement Number of RSUs would be 500 (1,000 at Target x 50% Weighting).

Relative NAREIT All Equity REIT Index TSR Performance Requirement Number of RSUs would be 300 (1,200 at Maximum x 25% Weighting).

Relative NAREIT Apartment Index TSR Performance Requirement Number of RSUs would be 200 (800 at Threshold x 25% Weighting).

Performance-Vested Component Number of RSUs would be 1,000 (500 + 300 + 200).

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HOME PROPERTIES, INC.
2011 STOCK BENEFIT PLAN

2013 RESTRICTED STOCK UNIT AWARD CERTIFICATE

Home Properties, Inc., a Maryland corporation (together with its Subsidiaries, the “Company”), hereby grants to the Participant as of the Effective Date set forth below, a Restricted Stock Unit Award to receive Restricted Stock Units (“RSUs”) as set forth below (the “Award”).  Each RSU subject to the Award consists of a Restricted Stock Unit issued under the Home Properties, Inc. 2011 Stock Benefit Plan (the “Plan”).

Subject to attainment of the Service Requirements and Performance Requirements set forth in the 2013 Restricted Stock Unit Master Agreement (the “Master Agreement”), each RSU entitles the Participant to receive one share of Common Stock for each vested RSU, as determined pursuant to the terms and conditions set forth in the Master Agreement.

Participant:	[ ]
Effective Date:
Performance Period:	January 1, 2013 through December 31, 2015
Service-Vested Component Number of RSUs:	[ ]
Performance-Vested Component Number of RSUs at Target:	[ ]
Performance Component Range of RSUs:	Threshold Number [ ]	Target Number [ ]	Maximum Number [ ]

    The Award is subject to the terms and conditions set forth in this Award Certificate, the Plan and the Master Agreement. All terms and provisions of the Plan and the Master Agreement, as the same may be amended from time to time, are incorporated and made part of this Award Certificate. If any provision of this Award Certificate is in conflict with the terms of the Plan or the Master Agreement, then the terms of the Plan or the Master Agreement, as applicable, shall govern. All capitalized terms used in this Award Certificate and not defined herein shall have the meanings assigned to them in the Plan or the Master Agreement. The Participant hereby expressly acknowledges receipt of a copy of the Plan and the Master Agreement.

THE PARTICIPANT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES HIS OR HER RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AWARD AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL, OR THE OPPORTUNITY TO DO SO.